Exhibit 99.1

FOR IMMEDIATE RELEASE

Jury Finds Against Del Global Technologies Corporation in Moeller v. Del Medical et. al

Franklin Park, IL -- April 22, 2008 -- Del Global Technologies Corp. (OTCBB: DGTC) ("Del Global" or the “Company") today provided the following statement:

On June 28, 2002, Jeffrey N. Moeller, a former employee of Del Medical, commenced an action in the Circuit Court of Cook County, Illinois, against the Company, Del Medical Imaging Corp. (“Del Medical”) and Walter Schneider, the former President of Del Medical. Mr. Moeller alleged four claims in the action: (1) retaliatory discharge from employment with Del Medical, (2) defamation, (3) intentional interference with his employment relationship with Del Medical and prospective employers, and (4) to hold the company liable for any misconduct of Del Medical under a theory of piercing the corporate veil. Mr. Moeller was seeking $2.37 million in damages.  By order dated September 15, 2006, the Court dismissed that part of Mr. Moeller’s claim of intentional interference as alleged interference with his relationship with prospective employers.  The trial date was postponed on various occasions at plaintiff’s request and was finally rescheduled for April 7, 2008.

On April 17, 2008, the Circuit Court jury returned a verdict in favor of Mr. Moeller for $1.8 million for lost earnings, back pay, front pay and benefits on the retaliatory discharge claim, and for $200,000 for emotional distress/reputation damages and $200,000 in punitive damages on the defamation claim. The Company is assessing the probable loss if the jury verdict is not overturned.  Any increase in liability will be recorded as a charge to the Company’s earnings for the third quarter of fiscal 2008.

James A. Risher, CEO of Del Global Technology Corporation, commented on the case by saying, “Obviously we are extremely disappointed with this verdict; however we continue to believe that Del Medical committed no wrongdoing in releasing Mr. Moeller. Furthermore we intend to vigorously pursue available post-trial remedies, including appeal."

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary applications through the Del Medical Systems Group. Through its U.S. based Del Medical Imaging Corp. and Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiaries the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, Del Global manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications. The company's web site is www.delglobal.com.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to introduce products as scheduled; obtaining necessary product certification; implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

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DEL GLOBAL TECHNOLOGIES CORP.

James A. Risher, Chief Executive Officer
(847) 288-7065

Mark Zorko, Chief Financial Officer
(847) 288-7003